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                                                                   Exhibit 10.17

                                 Lease Agreement

This Lease is made by and between LESSOR: Kuan Lei Construction Ltd. (hereinafter referred to as "Party A"), LESSEE: Kid Castle Internet Technology Corporation (hereinafter referred to as "Party B") and Party B's Guarantor:
(intentionally blank) (hereinafter referred to as "Party C") for the lease of premises hereunder. All parties agree to abide by the terms and conditions set forth as follows:

1. Premises under the Lease: 8th Floor, No. 100, Ming-Chuan Road, Hsintien City, Taipei County, under the Lease.

2. The term of the Lease shall be Four years and Six months, commencing from November 1st, 2004 to April 30th, 2009.

3. The monthly rental: NT$165,000(ONE HUNDRED SIXTY FIVE THOUSAND NT Dollars) (with a receipt originally issued for the payment of the rental by Party
      A) shall be paid by Party B without delay or rejection in any circumstances (the aforesaid rental is exclusive of electricity and water charges). (tax charge included).

4. The rental shall be paid before the 1st day of each month. The rental shall be paid based on a one year period, and Party B shall not delay in paying any rental due for any reason.

5. Party B shall pay a rental deposit of NT$500,000 (FIVE HUNDRED THOUSAND NT Dollars) to Party A upon signing of this Lease. The said rental deposit shall be returned to Party B without interest upon expiration of this Lease, if Party B does not request a lease renewal and vacates and surrenders the Premises to Party A.

6. Upon expiration of this Lease expect renewal of the Lease is agreed by Party A, Party B shall restore the Premises to the original condition and thereupon, vacate and surrender the Premises to Party A without making any excuse or claiming any right. In case the Premises shall be surrendered to Party A after delays, Party B shall be liable for a default penalty equivalent to 500% of the rental on a monthly basis until the date of surrender of the Premises, to which Party B and Party C shall have no objection.

7. During the term of this Lease before its expiration, in the event that Party B desires to move out of the Premises, Party B shall not request any rental refund, moving costs or

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      other royalties under other denominations from Party A, and Party B shall unconditionally restore the Premises to the original condition and return the Premises to Party A without objection.

8. Prior to consent by Party A during the term of this Lease, Party B shall not, in whole or in part, have the Premises lent, subleased or transferred to any third party, or in any other way provided for use by any third party.

9. Party B may make alternations of partitions and/or facilities in the Premises as Party B deems necessary; construction work can only begin upon consent given by Party A and shall not damage the main structure and the facilities of the building. Party B shall be responsible for the restoration of the Premises when returning the Premises to Party A.

10. Party B shall not use the Premises for any illegal use, nor for storing hazardous articles that will cause public danger.

11. Party B shall use the Premises with the degree of care of a responsible administrator. Unless the damage or destruction is caused by acts of God or other force majeure, Party B shall be responsible for the damages attributed to Party B's negligence. If the Premises provided by Party A are damaged or destroyed due to nature, or due to normal wear and tear, Party A shall be responsible for the reparation.

12. In the event that Party B violates any provisions of this Lease and causes damages to Party A, Party B hereby shall be fully responsible for compensating such damage or loss. Party B shall pay for Party A's court costs and attorney's fees in the event that the court action is instituted.

13. In the event that Party B violates any provisions of this Lease or causes damages to the Premises, Party C shall be jointly liable for the loss Party A shall incur and abandon the right of counteraction voluntarily.

14. Parties A, B and C shall observe and abide by the provisions of this Lease. In the event that any party shall violate any provisions thereof, Party A may terminate this Lease thereupon from time to time, and Party A shall in no circumstances be liable for the loss Party B shall incur.

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15.   Stamp duties are borne by Parties A and B equally. All taxes relating to the Premises shall be borne by Party A; whereas the expenses involved in the water supply, electricity and other taxes relating to business operations of Party B shall be borne by Party B.

16. In the event that the house tax and income tax owing to the leased Premises are increased and thus, higher than the amount before the Lease, Party B shall bear such difference incurred therefrom without objection.

17. Any article left inside the Premises, upon expiration of this Lease after Party B vacates the Premises, shall be deemed to be abandoned at the disposal of Party A as waste, to which Party B shall have no objection.

In witness whereof Parties A and B have agreed terms and conditions hereto and signed the Lease. The Agreement is made in duplicate, each party shall hold one to refer.

The Parties:

Lessor (Party A):            Kuan Lei Construction Ltd.

Business Uniform No.:        97273435

Responsible person:          /s/ Hsu Liang-Hsin

Lessee (Party B):            Kid Castle Internet Technology Corporation

Business Uniform No.:        70676630

Responsible person:          /s/ Wang, Kuo-An

Party C:                     (intentionally blank)

ID No.:                      (intentionally blank)

Address:                     (intentionally blank)

Date: November 1, 2004